Exhibit 23.4

We hereby consent to the inclusion our report dated February 14, 2006 relating to the consolidated statements of financial condition of First Valley Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2005, 2004 and 2003 in this Form S-4 Registration Statement of New England Bancshares, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

WHITTLESEY & HADLEY, P.C.

/s/ Whittlesey & Hadley, P.C.

Dated this 16th day

of January, 2007